EXHIBIT 99.1
Graymark Healthcare Acquires somniCare and somniTech
Acquisition establishes Graymark as a national leader in quality sleep medicine
Oklahoma City—(August 25, 2009)—Graymark Healthcare Inc. (NASDAQ: GRMH) today announced the acquisition of somniCare, Inc. and somniTech, Inc. (collectively, “Somni”) from Avastra USA, a division of Avastra Sleep Centres Limited (ASX: AVS), a public company listed on the Australian Stock Exchange.
Based in Overland Park, Kansas, the Somni companies provide personalized sleep disorder testing and treatment as well as the most comprehensive care in sleep apnea treatment. The companies operate in six states—Kansas, Nebraska, Iowa, Missouri, South Dakota and Minnesota—and somniTech owns 36 total beds with an additional 114 beds under contract. Steven Hull, M.D., will continue in his role as president of Somni, and the companies will continue to operate under the somniCare and somniTech names.
Commenting on the acquisition, Stanton Nelson, CEO of Graymark Healthcare, said, “We are pleased to welcome somniCare and somniTech into the Graymark family. The companies possess the same commitment to quality sleep medicine that is at the core of our philosophy. Dr. Hull and the Somni team share our vision for national excellence, and Somni’s regional presence complements our Sleep Disorder Centers’ existing geographic markets, expanding our growing national footprint of best-in-class sleep centers.”
Dr. Steven Hull added, “Somni’s strength lies in our people. Our management team has a wealth of experience in the sleep industry, and we are excited about the potential market opportunities available through this formidable business combination. We have been extremely impressed with the Graymark management team throughout this process, and we look forward to working together to solidify our national presence in the sleep industry.”
Graymark Healthcare, Inc. is a diversified medical holding company that owns and operates diagnostic sleep centers that treat a wide range of sleep disorders; independent pharmacies that serve the needs of local markets; and a medical equipment company that provides both disposable and durable medical equipment. Graymark plans to continue its growth both internally and through strategic acquisitions within the medical industry.
This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For additional information, contact:
Graymark Healthcare, Inc.
Stanton Nelson
405-601-5300
or
Halliburton Investor Relations
Jeff Elliott or Geralyn DeBusk
972-458-8000
Aug 25, 2009